Exhibit 99.1

NEWSRELEASE

FOR IMMEDIATE RELEASE

July 16, 2004

Contacts:

Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Susan Stuart	(614) 480-3878

HUNTINGTON BANCSHARES INCORPORATED

REPORTS 2004 SECOND QUARTER RESULTS

• Net Income of $110.1 million, up 14%

• Earnings Per Common Share of $0.47, up 12%

• Significant Improvement in Credit Quality

• Raises 2004 GAAP Earnings Per Share Guidance to $1.77-$1.81

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2004 second quarter earnings of $110.1 million, or $0.47 per common share, up 14% and 12%, respectively, from $96.5 million and $0.42 per common share in the year-ago quarter. Compared with 2004 first quarter net income of $104.2 million and $0.45 per common share, 2004 second quarter earnings were up 6% and 4%, respectively.

Earnings for the first six months of 2004 were $214.3 million, or $0.92 per common share, both up 14% from the comparable year-ago period earnings of $188.2 million, or $0.81 per common share.

“The second quarter’s results were strong, with performance reflecting a number of key factors,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “Significantly improved credit quality performance was a key driver. In addition, and compared with the first quarter, we were very pleased with the solid growth in core deposits. Underlying loan growth was again strong.”

“Over the last two years, Huntington has engaged in a number of strategies to reduce the overall credit risk profile of the company,” he continued. “The benefits of this strategy were very evident in second quarter results. The provision for credit losses was $5.0 million, down $20.6 million from the first quarter’s provision level. This reflected improved credit quality performance across both commercial and consumer portfolios and an improved economic outlook. Specifically, net charge-offs expressed as an annualized percent of average total loans and leases were only 23 basis points, including the benefit of a single $9.7 million commercial loan recovery. Non-performing assets decreased $17.0 million, or 19%, from March 31, 2004, and represented only 34 basis points of related assets. Though the allowance for loan and lease losses expressed as a percent of period-end loans and leases declined to 1.32% from 1.39% at

March 31, 2004, reserve levels remained strong as the period-end allowance for loan and lease losses as a percent of non-performing assets increased to 384% from 322% at the end of the first quarter.”

“Average reported total loans and leases increased an annualized 5% from the first quarter. This growth rate was adversely impacted by the full quarter impact of $868 million of auto loans sold late in the first quarter,” he continued. “Adjusting for the auto loan sale, second quarter average total loans and leases would have increased at a 19% annualized rate. Average residential mortgage and home equity loans again led loan growth with annualized growth rates of 47% and 27%, respectively. We were also encouraged to see an annualized 8% growth rate in average total commercial loans.”

“Late in the quarter we sold $512 million of auto loans and transferred $102 million of auto loans to held for sale as part of our continuing strategy to lower our auto loan and lease exposure. This brings the total amount of auto loans sold since the beginning of last year to $3.6 billion. This has reduced our auto loan and lease exposure from 33% of total credit exposure at the end of 2002 to 22%, which is approaching our 20% target. Even after reaching our target, we expect to continue to originate and sell auto loans to manage this overall exposure.”

“Average core deposits increased an annualized 19% in the current quarter, compared with the first quarter. This increase reflected strong annualized growth in two key deposit categories: non-interest bearing deposits, up 27% annualized, and interest bearing demand deposits, up 34% annualized,” he concluded.

Significant 2004 second quarter performance highlights compared with 2004 first quarter included:

•	5% annualized growth in average total loans and leases, or 19% annualized growth after adjusting for the impact of auto loan sales.

•	19% annualized growth in average total core deposits.

•	3.29% net interest margin, down from 3.36%.

•	$4.9 million pre-tax gains on the sale of automobile loans.

•	$10.4 million pre-tax recovery of previously reported mortgage servicing rights (MSR) temporary impairment compared with a $10.1 million pre-tax MSR temporary impairment in the first quarter.

•	$9.2 million pre-tax losses on the sale of investment securities, including $10.2 million pre-tax losses related to investment securities used to offset MSR temporary valuation changes, compared with a $15.1 million pre-tax gain on the sale of investment securities in the first quarter.

•	0.23% annualized net charge-offs, down from 0.53% in the first quarter.

•	0.34% period-end NPA ratio, down from 0.43% at March 31, 2004.

•	1.32% period-end allowance for loan and lease losses (ALLL) ratio, down from 1.39% at March 31, 2004.

•	384% period-end NPA coverage ratio, up from 322% at March 31, 2004.

Items specifically impacting earnings performance comparisons for the current and prior periods are highlighted in the following table.

Significant Items Impacting Earnings Performance Comparisons

Three Months Ended	Impact (1)
(In millions, except per share)	Pre-tax	After-tax	EPS
June 30, 2004 – GAAP earnings	$153.5	$110.1	$0.47
• Gain on sale of auto loans	4.9	3.2	0.01
• MSR temporary impairment recovery	10.4	6.8	0.03
• Investment securities losses	(9.2)	(6.0)	(0.03)
• Single commercial credit recovery	9.7	6.3	0.03

March 31, 2004 – GAAP earnings	$139.1	$104.2	$0.45

• Gain on sale of auto loans	9.0	5.9	0.03
• MSR temporary impairment	(10.1)	(6.6)	(0.03)
• Investment securities gains	15.1	9.8	0.04

June 30, 2003 – GAAP earnings	$133.2	$96.5	$0.42
• Gain on sale of auto loans	13.5	8.8	0.04
• MSR temporary impairment	(6.4)	(4.1)	(0.02)
• Investment securities gains	6.9	4.5	0.02
• Restructuring reserve release	5.3	3.5	0.01

(1)	Favorable (unfavorable) impact on GAAP earnings

Discussion of Performance

Fully taxable equivalent net interest income increased $21.0 million, or 10%, from the year-ago quarter, reflecting the favorable impact of a 16% increase in average earning assets, partially offset by an 18 basis point, or an effective 5%, decline in the net interest margin. The fully taxable equivalent net interest margin decreased to 3.29% from 3.47% reflecting the impact of lower rates and the strategic repositioning of portfolios to reduce automobile loans and increase the relative proportion of lower-rate, and lower-risk, residential real estate-related loans and investment securities.

Compared with the 2004 first quarter, fully taxable equivalent net interest income decreased only $0.2 million, reflecting the adverse impact of automobile loan sales. The fully taxable equivalent net interest margin declined 7 basis points, or an effective 2%, to 3.29% from 3.36%. Average earnings assets, despite the negative impact from the sale of automobile loans, increased $0.6 billion, or 2%. The decline in the net interest margin from the first quarter reflected the same factors as those impacting the decrease from the year-ago quarter.

Average total loans and leases increased $2.5 billion, or 13%, from the 2003 second quarter due primarily to a $2.2 billion, or 23%, increase in average consumer loans. Contributing to the consumer loan growth was a $1.1 billion, or 58%, increase in average residential mortgages and a $0.8 billion, or 23%, increase in average home equity loans. Average total automobile loans and leases increased $0.3 billion, or 8%. This growth from the year-ago quarter reflected the positive impact of underlying new loan originations, the 2003 third quarter consolidation of a

$1.0 billion auto loan securitization trust, and the rapid growth in direct financing leases due to the migration from operating lease assets, which are no longer being originated. Partially offsetting these positive impacts was the sale of $3.1 billion of auto loans over this 12-month period.

On June 30, 2004, $512 million of automobile loans were sold and $102 million of automobile loans were transferred to loans held for sale during the quarter. Combined, these transactions resulted in second quarter net pre-tax gains on the sale of automobile loans of $4.9 million: $5.1 million associated with the $512 million sale, partially offset by a $0.2 million lower of cost or market write-down on the loans held for sale. On a combined basis, these transactions increased the total automobile loans sold since the beginning of 2003 to $3.6 billion. These sales represented a continuation of a strategy to reduce exposure to automobile financing to approximately 20% of total credit exposure (see table below). At June 30, 2004, this exposure was $4.9 billion, down from $6.2 billion at year-end and represented 22% of total credit exposure, down from 28% at year end 2003, and 33% at the end of 2002.

($ billions)	6/30/04	3/31/04	12/31/03	12/31/02
Total Company
Loans and leases	$21.8	$21.2	$21.1	$18.6
Operating lease assets	0.9	1.1	1.3	2.2
Securitized loans	—	0.0	0.0	1.1

Total credit exposure	$22.7	$22.3	$22.4	$21.9

Automobile Financing
Loans and leases	$4.0	$4.3	$4.9	$3.9
Operating lease assets	0.9	1.1	1.3	2.2
Securitized loans	—	0.0	0.0	1.1

Total auto exposure	$4.9	$5.4	$6.2	$7.2
% Total credit exposure	22%	24%	28%	33%

Average total commercial and industrial (C&I) and commercial real estate (CRE) loans increased $0.3 billion, or 3%, from the year-ago quarter reflecting an 11% increase in small business C&I and CRE loans and 9% increase in middle-market CRE loans. Average middle-market C&I loans were down 4% from the year-ago period and reflected both weak demand and the impact from continued strategies to specifically lower exposure to large individual commercial credits, including shared national credits.

Average total loans and leases in the second quarter increased $0.3 billion, or 1%, from the first quarter, as the growth rate was mitigated by a $0.7 billion, or 23%, decline in average automobile loans due to the first quarter sale of $868 million of auto loans. Growth in mortgage-related consumer loans remained strong with average residential mortgages up $0.3 billion, or 12%, and average home equity loans up $0.3 billion, or 7%. Total average C&I and CRE loans increased $0.2 billion, or 2%, reflecting a 2% increase in small business C&I and CRE loans, a 3% increase in middle-market C&I loans, and a 1% increase in average middle-market CRE loans.

Average investment securities increased $1.6 billion, or 43%, from the year-ago quarter, and were up $0.2 billion, or 4%, from the first quarter primarily reflecting the investment of a portion of the proceeds from the first quarter automobile loan sale. However, investment securities at June 30, 2004, were down $0.5 billion, or 9%, from the end of the first quarter. Average loans held for sale decreased $0.3 billion, or 58%, from the year-ago quarter.

Average total core deposits in the second quarter were $16.2 billion, up $0.8 billion, or 5%, from the year-ago quarter, reflecting a $1.1 billion, or 18%, increase in average interest bearing demand deposit accounts, partially offset by a $0.4 billion, or 14%, decline in retail CDs. Compared with the 2004 first quarter, average total core deposits increased $0.7 billion, or 5%, reflecting strong growth in interest bearing demand deposits, up $0.6 billion, or 8%, as well as non-interest bearing deposits, up $0.2 billion, or 7%.

Non-interest income decreased $58.8 million, or 21%, from the year-ago quarter. Comparisons with prior-period results are heavily influenced by the decline in operating leases and related operating lease income. These trends are expected to continue as all leases originated since April 2002 are direct financing leases with income reflected in net interest income, not non-interest income. Reflecting the run-off of the operating lease portfolio, operating lease income declined $49.9 million, or 39%, from the 2003 second quarter. Excluding operating lease income, non-interest income decreased $9.0 million, or 6%, from the year-ago quarter with the primary drivers being:

•	$16.1 million decline in investment securities gains with current quarter securities losses of $9.2 million, including a $10.2 million loss related to investment securities used to offset MSR temporary valuation changes.

•	$8.6 million, or 64%, decrease in gains on the sale of automobile loans, as the current quarter included $4.9 million of pre-tax gains, compared with $13.5 million of such pre-tax gains in the year-ago quarter. The higher relative gain in the year-ago quarter reflected the higher average rate on the loans sold in that quarter.

•	$3.0 million, or 11%, decline in other income due to lower fees collected at the end of leases, partially offset by higher letter of credit fees.

Partially offset by:

•	$16.1 million increase in mortgage banking income. This reflected a $16.8 million change in MSR temporary impairment valuations, as the current quarter included a $10.4 million recovery of previously recorded MSR temporary impairment compared with $6.4 million of MSR temporary impairment recognized in the year-ago quarter. MSR valuations are very sensitive to movements in interest rates.

•	$2.7 million, or 7%, increase in service charges on deposit accounts.

•	$1.1 million, or 7%, increase in trust services income.

Compared with the 2004 first quarter, non-interest income declined $9.5 million, or 4%. This comparison is also heavily influenced by the decline in operating lease income for the reasons noted above. Reflecting the run-off of the operating lease portfolio, operating lease income declined $10.2 million, or 11%, from the 2004 first quarter. Excluding operating lease income, non-interest income increased $0.7 million from the 2004 first quarter with the primary drivers being:

•	$27.6 million increase in mortgage banking income. This reflected a $20.5 million change in MSR temporary impairment valuations, as the current quarter included a $10.4 million recovery of previously recorded MSR temporary impairment compared with $10.1 million of MSR temporary impairment recognized in the first quarter. This reversal in MSR temporary impairment valuation between quarters reflected an upward movement in mortgage interest rates in the second quarter. The MSR temporary impairment valuation reserve at June 30, 2004 was $1.4 million. Reflecting the rise of interest rates during the quarter, the value of MSRs as a percent of mortgages serviced for others was 1.21%, up from 0.93% at March 31, 2004. Excluding the MSR temporary impairment valuation change between quarters, mortgage banking income increased $7.1 million, primarily reflecting higher mortgage originations and sales.

•	$1.8 million, or 4%, increase in service charges on deposit accounts.

•	$1.1 million, or 12%, increase in other service charges and fees.

Partially offset by:

•	$24.3 million decline in securities gains (losses), with the current quarter reflecting $9.2 million in securities losses, compared with $15.1 million of securities gains in the 2004 first quarter. Investment securities are used as an on balance sheet hedge to MSR temporary valuation changes.

•	$4.1 million decrease in gains on the sale of automobile loans as the current quarter reflected $4.9 million of such gains, compared with $9.0 million of gains in the first quarter.

•	$1.7 million, or 11%, decline in brokerage and insurance income primarily due to lower annuity sales.

Non-interest expense decreased $14.9 million, or 5%, from the year-ago quarter. Comparisons with prior-period results are influenced by the decline in operating lease expense as the operating lease portfolio continues to run-off (see above operating lease income discussion). Operating lease expense declined $40.4 million, or 39%, from the 2003 second quarter. Excluding operating lease expense, non-interest expense increased $25.5 million, or 13%, from the year-ago quarter with the primary drivers being:

•	$14.5 million, or 14%, increase in personnel costs primarily reflecting a $4.3 million increase in pension costs and a $4.2 million increase in health care expense.

•	$5.8 million, or 29%, increase in other expense attributable to costs related to investments in partnerships generating tax benefits in the current quarter.

•	$5.3 million in restructuring reserve releases that lowered expenses in the year-ago quarter.

•	$1.5 million, or 9%, increase in outside data processing and other services.

Partially offset by:

•	$2.0 million, or 21%, decline in professional services expense.

Compared with the 2004 first quarter, non-interest expense declined $3.5 million, or 1%. Comparisons with prior-period results are also heavily influenced by the decline in operating lease expense. Operating lease expense declined $8.1 million, or 12%, from the 2004 first quarter. Excluding operating lease expense, non-interest expense increased $4.6 million, or 2%, from the first quarter with the primary drivers being:

•	$7.5 million increase in other expense primarily related to $5.8 million of costs consisting of investments in partnerships generating tax benefits.

Partially offset by:

•	$1.9 million, or 2%, decrease in personnel costs primarily reflecting lower employer taxes.

•	$0.9 million, or 5%, decline in outside data processing and other services.

Credit Quality

Total net charge-offs for the 2004 second quarter were $12.5 million, or an annualized 0.23% of average total loans and leases. This was a reduction from $41.1 million, or 0.85%, in the year-ago quarter and from $28.6 million, or an annualized 0.53% of average total loans and leases in the prior quarter. Total net charge-offs in the current and 2004 first quarter were influenced by one-time events.

Current quarter total net charge-offs were reduced by a $9.7 million one-time recovery on a previously charged-off commercial loan. This recovery lowered total commercial (C&I and CRE) net charge-offs by 39 basis points and total loan and lease net charge-offs by 18 basis points. Excluding the impact of this recovery, current quarter total net charge-offs would have been $22.2 million, or an annualized 0.41% of average total loans and leases. As previously reported, total net charge-offs in the 2004 first quarter included a one-time $4.7 million cumulative increase in automobile loan and lease charge-offs related to the accounting treatment of certain auto-related insurance policies. Excluding the 8 basis point impact of this adjustment, 2004 first quarter net charge-offs would have represented 0.45% of average total loans and leases.

Total commercial (C&I and CRE) net charge-offs in the second quarter were only $137 thousand. Adjusting for the $9.7 million recovery noted above (39 basis point impact), total commercial net charge-offs would have been $9.8 million, or an annualized 0.40% of related loans, down from $27.2 million, or an annualized 1.14% of related loans in the year-ago quarter, and up from $7.6 million, or an annualized 0.32%, in the 2004 first quarter.

Total consumer net charge-offs in the current quarter were $12.4 million, or an annualized 0.41% of related loans. This compared with $13.9 million, or 0.57%, in the year-ago quarter and $21.0 million, or an annualized 0.70% of related loans in the 2004 first quarter. First quarter net consumer charge-offs included 15 basis points related to the one-time $4.7 million cumulative adjustment noted above.

Total automobile loan and lease net charge-offs in the 2004 second quarter were $7.8 million, or an annualized 0.69% of average automobile loans and leases. This compared with $8.9 million of net charge-offs, or an annualized 0.87%, in the year-ago quarter and $16.6 million, or an annualized 1.32% in the first quarter. The first quarter net charge-offs included 37 basis points from the one-time $4.7 million cumulative adjustment.

Credit losses on operating lease assets are included in operating lease expense and were $5.2 million in the current quarter, down from $11.6 million in the year-ago quarter and $6.8 million in the first quarter. Recoveries on operating lease assets are included in operating lease income and totaled $1.5 million, $2.7 million, and $1.8 million, for the same periods, respectively. The ratio of operating lease asset credit losses, net of recoveries, was an annualized 1.51% in the current quarter, 1.97% in the year-ago quarter, and 1.71% in the 2004 first quarter. As noted in the non-interest income discussion above, the operating lease portfolio will decline over time as no new operating lease assets have been generated since April 2002.

Non-performing assets (NPAs) were $74.7 million at June 30, 2004, down $59.0 million, or

44% from the prior year, and down $17.0 million, or 19%, from March 31, 2004. NPAs as a percent of total loans and leases and other real estate were 0.34% at June 30, 2004, down from 0.70% a year-ago, and from 0.43% at March 31, 2004. NPAs at June 30, 2004, included $23.3 million of lower-risk residential real estate related assets, which represented 31% of total NPAs. This compared with $20.7 million, or 15%, at the end of the year-ago quarter.

The over 90-day delinquent, but still accruing, ratio was 0.24% at June 30, 2004, down from 0.29% a year ago, and 0.28% at March 31, 2004.

For the second half of 2004, total loan and lease net charge-offs are expected to be in the 0.40%-0.45% range, including third and fourth quarter seasonality associated with automobile loan and lease net charge-offs.

Allowances for Credit Losses (ACL)

The company maintains two reserves, both of which are available to absorb possible losses on loans and leases: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL).

The June 30, 2004, ALLL was $286.9 million, down from $307.7 million a year ago and from $295.4 million at March 31, 2004. These declines primarily reflected improving credit quality and the change in the mix of the loan portfolio to lower-risk residential mortgages and home equity loans. Expressed as a percent of period-end loans and leases, the ALLL at June 30, 2004, was 1.32%, down from 1.61% a year-ago and from 1.39% at March 31, 2004. The ALLL as a percent of NPAs was 384% at June 30, 2004, up from 230% a year ago and from 322% at March 31, 2004.

The June 30, 2004, AULC was $31.2 million, down slightly from $33.3 million at the end of the year-ago quarter, and from $32.1 million at March 31, 2004.

On a combined basis, the ACL as a percent of total loans and leases was 1.46% at June 30, 2004, compared with 1.79% a year ago and 1.55% at the end of last quarter. Similarly, the ACL as a percent of NPAs was 426% at June 30, 2004, compared with 255% a year earlier and 357% at March 31, 2004.

The provision for loan and lease losses in the 2004 second quarter was $5.0 million, a $44.2 million reduction from the year-ago quarter and $20.6 million decline from the 2004 first quarter. This reduction in provision expense reflected the $9.7 million commercial loan recovery, overall portfolio quality performance, as well as an improved economic outlook, only partially offset by provision expense related to loan growth. As noted last quarter, effective January 1, 2004, the company adopted a more quantitative approach to calculating the economic reserve component of the ALLL making this component more responsive to changes in economic conditions. This change, combined with the quantitative approach for determining the transaction reserve component, as well as changes to the specific reserve component, will result in more volatility in the total ALLL, and corresponding provision for loan and lease losses.

Capital

At June 30, 2004, the tangible equity to assets ratio was 6.95%, down from 7.06% a year ago,

and from 6.97% March 31, 2004. The decline from the year-ago period primarily reflected the impact of the 2003 third quarter adoption of FIN 46, which resulted in the consolidation of $1.0 billion of securitized automobile loans, partially offset by earnings-related growth in capital. At June 30, 2004, the tangible equity to risk-weighted assets ratio was 7.64%, up significantly from 7.23% in the year-ago quarter, and up from 7.61% at March 31, 2004. The increase in the tangible equity to risk-weighted assets ratio reflected primarily the positive impact resulting from reducing the overall risk profile of earning assets throughout this period, most notably a less risky loan portfolio mix, as well as growth in low risk investment securities.

2004 Outlook

When earnings guidance is given, it is the company’s practice to do so on a GAAP basis. Furthermore, such guidance excludes any impact from potential future loan sales or other one-time items, not certain at the time such earnings guidance is provided. On April 15, 2004, concurrent with the release of 2004 first quarter earnings, the company provided 2004 GAAP earnings per share guidance of $1.71-$1.75.

Reflecting year-to-date actual GAAP earnings per share of $0.92, updated 2004 GAAP earnings per share guidance is now $1.77-$1.81 per share. This excludes the impact from any 2004 second half gains or losses associated with loan sales or securitizations, as well as the impact on earnings from the pending Unizan merger.

Unizan Merger

As reported on June 16, 2004, the Federal Reserve Board has informed Huntington that it has extended its review period to coordinate further with the staff of the Securities and Exchange Commission regarding the SEC’s ongoing formal investigation of Huntington and to complete its review of the Community Reinvestment Act aspects of the merger. Huntington and Unizan are ready to close the merger, subject to the receipt of all necessary regulatory approvals.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call today at 1:00 p.m. EST. The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 866-206-5917. Slides will be available at huntington-ir.com just prior to 1:00 p.m. EST today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available two hours after the completion of the call through the end of this month at 888-266-2081; conference ID 491196.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully taxable equivalent interest income and net interest margin

Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant one-time income or expense items may be expressed on a per common share basis. This is done for analytical purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Management does this for performance analysis and decision-making. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.

NM or nm

Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.

About Huntington

Huntington Bancshares Incorporated is a $31 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 137 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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HUNTINGTON BANCSHARES INCORPORATED

Quarterly Key Statistics

(Unaudited)

				Percent Change vs.
(in thousands, except per share amounts)	2Q04	1Q04	2Q03	1Q04	2Q03

Net Interest Income	$222,563	$222,685	$202,441	(0.1)%	9.9%
Provision for Credit Losses	5,027	25,596	49,193	(80.4)	(89.8)
Securities Gains (Losses)	(9,230)	15,090	6,887	N.M.	N.M.
Gain on Sales of Automobile Loans	4,890	9,004	13,496	(45.7)	(63.8)
Non-Interest Income	222,468	203,545	256,568	9.3	(13.3)
Non-Interest Expense	282,153	285,654	302,348	(1.2)	(6.7)
Restructuring Reserve Releases	—	—	(5,315)	—	N.M.

Income Before Income Taxes	153,511	139,074	133,166	10.4	15.3
Provision for Income Taxes	43,384	34,901	36,676	24.3	18.3

Net Income	$110,127	$104,173	$96,490	5.7%	14.1%

Net Income per common share—diluted	$0.47	$0.45	$0.42	4.4%	11.9%
Cash dividends declared per common share	$0.175	$0.175	$0.16	—%	9.4%
Book value per common share at end of period	$10.40	$10.31	$9.63	0.9%	8.0%

Average common shares—basic	229,429	229,227	228,633	0.1%	0.3%
Average common shares—diluted	232,659	232,915	230,572	(0.1)%	0.9%

Return on average assets	1.41%	1.36%	1.38%
Return on average shareholders' equity	19.1%	18.4%	18.0%
Net interest margin (1)	3.29%	3.36%	3.47%
Efficiency ratio (2)	62.3%	65.1%	62.5%
Effective tax rate	28.3%	25.1%	27.5%

Average loans and leases	$21,767,492	$21,502,390	$19,247,199	1.2%	13.1%
Average earning assets	$27,556,828	$26,978,873	$23,660,107	2.1%	16.5%
Average core deposits (3)	$16,230,324	$15,481,110	$15,421,174	4.8%	5.2%
Average core deposits—linked quarter annualized growth rate (3)	19.4%	(1.6)%	11.9%
Average core deposits—excluding Retail CDs	$13,829,839	$13,081,700	$12,623,310	5.7%	9.6%
Average core deposits excl. Retail CDs—linked quarter annualized growth rate	22.9%	0.9%	20.3%
Average total assets	$31,313,357	$30,835,373	$28,098,544	1.6%	11.4%
Average shareholders' equity	$2,323,437	$2,278,400	$2,151,033	2.0%	8.0%

Total assets at end of period	$31,421,206	$30,519,326	$28,337,213	3.0%	10.9%
Total shareholders' equity at end of period	$2,386,369	$2,364,179	$2,202,199	0.9%	8.4%

Net charge-offs (NCOs)	$12,515	$28,627	$41,056	(56.3)%	(69.5)%
NCOs as a % of average loans and leases	0.23%	0.53%	0.85%
Non-performing loans and leases (NPLs)	$61,778	$77,127	$120,154	(19.9)%	(48.6)%
Non-performing assets (NPAs)	$74,696	$91,694	$133,722	(18.5)%	(44.1)%
NPAs as a % of total loans and leases and other real estate (OREO)	0.34%	0.43%	0.70%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.32%	1.39%	1.61%
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.46%	1.55%	1.79%
ALLL as a % of NPLs	464%	383%	256%
ALLL as a % of NPAs	384%	322%	230%

Tier 1 risk-based capital (4) (5)	8.93%	8.74%	8.32%
Total risk-based capital (4) (5)	12.41%	12.38%	11.11%
Tier 1 leverage (4)	8.16%	8.08%	8.25%
Average equity / assets	7.42%	7.39%	7.66%
Tangible equity / assets (5)	6.95%	6.97%	7.06%

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.2 million for all periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.

(4)	Estimated at the end of June, 2004.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

N.M.—Not Meaningful.

HUNTINGTON BANCSHARES INCORPORATED

YTD Key Statistics

(Unaudited)

	Six Months Ended June 30,		2004 vs. 2003
(in thousands, except per share amounts)	2004	2003	Amount	%

Net Interest Income	$445,248	$404,200	$41,048	10.2%
Provision for Credit Losses	30,623	86,037	(55,414)	(64.4)
Securities Gains	5,860	8,085	(2,225)	(27.5)
Gain on Sales of Automobile Loans	13,894	23,751	(9,857)	(41.5)
Non-Interest Income	426,013	518,039	(92,026)	(17.8)
Non-Interest Expense	567,807	618,827	(51,020)	(8.2)
Restructuring Reserve Releases	—	(6,315)	6,315	N.M.

Income Before Income Taxes	292,585	255,526	37,059	14.5
Provision for Income Taxes	78,285	67,306	10,979	16.3

Net Income	$214,300	$188,220	$26,080	13.9%

Net Income per common share—diluted	$0.92	$0.81	$0.11	13.6%
Cash dividends declared per common share	$0.35	$0.32	$0.03	9.4%

Average common shares—basic	229,328	229,987	(659)	(0.3)%
Average common shares—diluted	232,787	231,684	1,103	0.5%

Return on average assets	1.39%	1.37%
Return on average shareholders' equity	18.7%	17.6%
Net interest margin (1)	3.32%	3.52%
Efficiency ratio (2)	63.7%	64.4%
Effective tax rate	26.8%	26.3%

Average loans and leases	$21,634,941	$19,079,930	$2,555,011	13.4%
Average earning assets	$27,267,850	$23,222,980	$4,044,870	17.4%
Average total assets	$31,058,076	$27,746,494	$3,311,582	11.9%
Average core deposits (3)	$15,855,716	$15,197,686	$658,030	4.3%
Average core deposits—excluding Retail CDs	$13,455,769	$12,317,555	$1,138,214	9.2%
Average shareholders' equity	$2,300,920	$2,158,265	$142,655	6.6%

Total assets at end of period	$31,421,206	$28,337,213	$3,083,993	10.9%
Total shareholders' equity at end of period	$2,386,369	$2,202,199	$184,170	8.4%

Net charge-offs (NCOs)	$41,142	$73,892	$(32,750)	(44.3)%
NCOs as a % of average loans and leases	0.38%	0.77%

Non-performing loans and leases (NPLs)	$61,778	$120,154	$(58,376)	(48.6)%
Non-performing assets (NPAs)	$74,696	$133,722	$(59,026)	(44.1)%
NPAs as a % of total loans and leases and other real estate (OREO)	0.34%	0.70%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.32%	1.61%
ALLL as a % of NPLs	464%	256%
ALLL as a % of NPAs	384%	230%

Tier 1 risk-based capital (4) (5)	8.93%	8.32%
Total risk-based capital (4) (5)	12.41%	11.11%
Tier 1 leverage (4)	8.16%	8.25%
Average equity / assets	7.41%	7.78%
Tangible equity / assets (5)	6.95%	7.00%

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.4 million for both periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains.

(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.

(4)	Estimated for the end of June, 2004.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangibles.

N.M.—Not Meaningful.

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